Exhibit 10.2

October 28, 2010

Re: Extension of Maturity Date

John A. Featherman, III, President & CEO

First Chester County Corporation

9 North High Street

West Chester, Pennsylvania 19380

Dear John:

Tower Bancorp, Inc. hereby extends the maturity date of the Promissory Note dated March 4, 2010 made by First Chester County Corporation in the principal amount of $2,000,000 to December 31, 2010.

Except as to the aforesaid extension of the maturity date, all other terms and conditions of the Promissory Note and the other Loan Documents (as such term is defined in that certain Loan Agreement dated as of March 4, 2010) shall remain unchanged and in full force and effect.

This letter shall be deemed to constitute an amendment to the Promissory Note and the other Loan Documents.

Very truly yours, TOWER BANCORP, INC.

By:	/s/ Andrew S. Samuel
Andrew S. Samuel, President & CEO

ACCEPTED AND AGREED: FIRST CHESTER COUNTY CORPORATION

By:	/s/ John A. Featherman, III
John A. Featherman, III, President & CEO